EX 10.1

December 19, 2008

Investor
Address
Address

RE:
Consent to modifications to the terms of Omnimmune Holdings, Inc. (“Omnimmune”) Unit Offering, including modifications to existing registration rights granted under the Registration Rights Agreement dated as of August 8, 2008 (the “Existing Registration Rights Agreement”); Capitalized terms used but not defined herein shall have the meaning set forth in the Existing Registration Rights Agreement.

Dear Sir or Madam:

We are writing this letter to solicit the consents from investors in the Company’s Unit Offering (as defined below) to modifications to the terms of the Unit Offering which would have the following effect: (i) the Termination Date of the Unit Offering will be deemed extended to the earlier of January  31, 2009,  or such later date, but in no event later than February 28, 2009, as the Company may determine, and (ii) modifying the registration rights granted to investors in the Unit Offering from “resale rights”, as currently provided for under the Existing Registration Rights Agreement, to “piggy back rights”, as more fully described below and in the Amended and Restated Registration Rights Agreement annexed hereto (the “Amended Registration Rights Agreement”).  As used herein, the Unit Offering shall mean the recent offering by the Company consisting of one (1) share of common stock of the Company, $0.0001 par value per share and a warrant to purchase one (1) share of Common Stock, at an offering price of $2.50 per Unit, which offering was conducted in accordance with the terms of a Confidential Private Placement Memorandum dated July 3, 2008, and which closed on August 7, 2008.

The Amended Registration Rights Agreement provides that, in lieu of Omnimmune being required to register the Registrable Securities within 90 days from the Termination Date, as currently set forth in the Existing Registration Rights Agreement, if, at any time prior to the date on which all Registrable Securities are able to be sold without restriction pursuant to Rule 144 or other similar rule, Omnimmune proposes to register any shares of its common stock for purposes of an offering by or on behalf of Omnimmune, then Omnimmune will provide you the right to include your Registrable Securities in such registration, subject to the terms and conditions of the Amended Agreement.

By signing below, you are confirming your consent to the above modifications to the Unit Offering, and agree, specifically that the Termination Date will be extended as set forth above, and that the Amended Registration Rights Agreement shall be deemed to replace and supersede in its entirety the Existing Registration Rights Agreement.

We encourage you to review the full text of the Amended Registration Rights Agreement included with this letter.

If the above is acceptable, kindly sign this letter in the space provided below and return it to the undersigned by fax, at fax. No. 713-622-8401, with the original to follow by regular mail.  If you have any questions regarding the amended and restated agreement, please do not hesitate to contact me at 713-622-8400 or Howard Becker, Omnimmune’s COO, at 917-553-1205. Thank you.

Sincerely,

/s/ Harris Lichtenstein

Harris A. Lichtenstein, Ph.D.
Chief Executive Officer

Enclosures

CONSENTED AND AGREED TO:

[INVESTOR]

By:___________________________
Date:  _________________________